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                                                                    EXHIBIT 23.2



                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to the Registration Statement No. 333-56231 of OpTel, Inc. on Form S-1 of our reports dated October 14, 1997, on the financial statements of OpTel, Inc. and to the use of our report dated May 15, 1998 on the financial statements of the Assets and Liabilities of ICS Communications, LLC acquired by OpTel, Inc. as of and for the year ended December 31, 1997, each appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Summary Consolidated Financial and Operating Data", "Selected Historical Consolidated Financial and Operating Data" and "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLC

July 17, 1998
Dallas, Texas